Exhibit (j) under Form N-1A
                                          Exhibit (23) under Item 601/Reg. S-K










CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-39020 of BBH Trust on Form N-1A of our report, dated August 13, 2004, for BBH Tax Exempt Money Fund and BBH U.S. Treasury Money Fund for the year ended June 30, 2004 included in the Annual Reports to Shareholders of the Funds.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP


Boston, Massachusetts
October 29, 2004